Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Kate Keyser-Pearlman (954) 769-7342 keyserk1@autonation.com
AutoNation Announces Retail New Vehicle Unit Sales

•	December 2011 retail new vehicle unit sales increased 11% versus December 2010

•	Fourth quarter 2011 retail new vehicle unit sales rose 12% versus fourth quarter 2010

•	Full year 2011 retail new vehicle unit sales increased 7% versus full year 2010

FORT LAUDERDALE, Fla., January 9, 2012 - AutoNation, Inc. (NYSE: AN), America's largest automotive retailer, today announced that its retail new vehicle unit sales in December 2011, as reported to the applicable automotive manufacturers, totaled 24,342, an increase of 11% as compared to December 2010. Retail new vehicle unit sales for AutoNation's operating segments were as follows:

•	7,609 for Domestic, up 17% versus December 2010,

•	11,621 for Import, flat versus December 2010, and

•	5,112 for Premium Luxury, up 32% versus December 2010.

For the fourth quarter of 2011, AutoNation’s retail new vehicle unit sales, as reported to the applicable automotive manufacturers, increased 12%, with Domestic up 19%, Import up 1%, and Premium Luxury up 31%, in each case as compared to the fourth quarter of 2010.
For full year 2011, AutoNation retail new vehicle unit sales, as reported to the applicable automotive manufacturers, rose 7%, with Domestic up 17%, Import flat, and Premium Luxury up 15%, in each case as compared to full year 2010.
The Detroit Free Press announced today that Mike Jackson, AutoNation's Chairman and Chief Executive Officer, was awarded the 2011 National Retail Leadership Award by the Detroit Free Press in conjunction with the North American International Auto Show (NAIAS).
AutoNation expects to report January 2012 retail new vehicle unit sales on Thursday, February 2, 2012.

The information provided in this news release is based on sales reports provided by our stores, including stores acquired since December 2010, to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.

AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 258 new vehicle franchises, which sell 32 brands across 15 states, AutoNation is America's largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer. Follow us at www.facebook.com/autonation and www.twitter.com/autonation.

For additional information about AutoNation, please visit investors.autonation.com or www.autonation.com.